Exhibit 99.(a)

POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of April 5, 2023

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE II ORGANIZATION; SHAREHOLDERS; BOARD	4
2.1. Formation of Limited Liability Company	4
2.2. Name	4
2.3. Principal and Registered Office	4
2.4. Business of the Fund	4
2.5. The Board	5
2.6. Shareholders	5
2.7. Organizational Member	5
2.8. Both Directors, the Adviser, and Shareholders	5
2.9. Limited Liability	6
ARTICLE III MANAGEMENT	6
3.1. Management and Control	6
3.2. Actions by the Board	7
3.3. Meetings of Shareholders	7
3.4. Other Activities of Shareholders, Directors and the Adviser	9
3.5. Duty of Care	9
3.6. Indemnification	10
3.7. Fees, Expenses and Reimbursement	12
3.8. Liabilities and Duties	12
ARTICLE IV TERMINATION OF STATUS OR REMOVAL OF ADVISER	12
4.1. Termination of Status of the Adviser	12
4.2. Redemptions and Repurchases	12
4.3. Redemptions at the Option of the Fund	13
ARTICLE V SHARES	13
5.1. Shares	13
ARTICLE VI DISSOLUTION AND LIQUIDATION	16
6.1. Dissolution	16
6.2. Liquidation of Assets	16
ARTICLE VII ACCOUNTING, VALUATIONS AND WITHHOLDING	17
7.1. Accounting and Reports	17
7.2. Valuation of Assets	17
7.3. Withholding	18

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ARTICLE VIII MISCELLANEOUS PROVISIONS		18
8.1.	Amendment of Limited Liability Company Agreement	19
8.2.	Special Power of Attorney	19
8.3.	Notices	19
8.4.	Agreement Binding Upon Successors and Assigns	19
8.5.	Applicability of 1940 Act	20
8.6.	Choice of Law; Derivative and Direct Claims	20
8.7.	Not for Benefit of Creditors	21
8.8.	Consents	21
8.9.	Merger and Consolidation	21
8.10.	Pronouns	21
8.11.	Confidentiality	21
8.12.	Severability	22
8.13.	Filing of Returns	22
8.14.	Tax Election	22
8.15.	Entire Agreement	22
8.16.	Discretion	22
8.17.	Counterparts	23
8.18.	Effectiveness	23

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POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC (the “Fund”) is dated and effective as of April 5, 2023 by and among the Organizational Member, Popular Asset Management LLC, as Adviser to the Fund, the Directors identified on Schedule I hereto, and each person hereinafter reflected on the books of the Fund as a Shareholder.

W I T N E S S E T H:

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Puerto Rico General Corporations Act, as amended, pursuant to the Certificate dated as of August 17, 2022 and filed with the office of the Department of State of Puerto Rico on August 17, 2022.

WHEREAS, the Organizational Member and the Directors included therein entered into that certain Limited Liability Company Agreement of the Fund on November 15, 2022 (the “Original Agreement”).

WHEREAS, the parties hereto desire to amend and restate Original Agreement, in order to reflect a new composition of the Fund’s Board (as such term is defined below) and officers.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

Adviser means Popular Asset Management LLC, a Puerto Rico limited liability company, in its capacity as investment adviser under the Investment Advisory Agreement, or any successor investment adviser to the Fund.

Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

Affiliate means “affiliated person” as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement of the Fund, as amended and/or restated from time to time.

Board means the Board of Directors of the Fund established pursuant to Section 2.6 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the Department of State of Puerto Rico.

Class means any division of Shares, which is or has been established in accordance with the provisions of Section 5.1 hereof.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a “manager” of the Fund within the meaning of the LLC Act, with such powers and authority as set forth in this Agreement.

Electronic Transmission means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by the recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

Fiscal Period means the period commencing on January 1, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;
(2)	the last day of a taxable year (if that day is not the last day of a Fiscal Year);
(3)	the day preceding any day as of which the Fund issues Shares; or
(4)	any day on which the Fund makes any distribution to, or repurchases any Shares of, any Shareholder.

Fiscal Year means each twelve month period ending on December 31, unless the Board shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

LLC Act means Article XIX of the Puerto Rico General Corporations Act, as in effect on the date hereof and as amended from time to time, or any successor law.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Insurance means any insurance policy, the benefits of which are payable to the Fund.

Investment Advisory Agreement means an investment advisory agreement entered into between the Adviser and the Fund, or an investment advisory agreement entered into between any successor investment adviser to the Fund and the Fund, as from time to time in effect.

Net Assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, and obligations of the Fund, calculated before giving effect to any repurchases of Shares.

Organizational Member means the Person executing this Agreement in such capacity.

Original Agreement means that certain Limited Liability Company Agreement of the Fund, dated November 15, 2022, by and among the Organizational Member and the directors listed therein.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization or any other “person” as defined in Article 19.01(l) of the LLC Act.

PR Code means the Puerto Rico Internal Revenue Code of 2011, as amended and as hereafter amended from time to time, or any successor law.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Shares means the equal proportionate shares into which the limited liability company interests of all Shareholders are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares and as to which the holder hereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares or, if more than one Class is authorized by the Board, the equal proportionate shares into which each Class of Shares shall be divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

Shareholder means shall mean a record owner of Shares (the Shareholders shall for all purposes be “members” as defined in the LLC Act). For purposes of the LLC Act, there are no other classes or groups of members other than those established pursuant to Section 5.1 hereof.

Taxable Year means each twelve month period ending December 31, unless the Board shall designate another fiscal year for the Fund that is a permissible taxable year under the Code and the PR Code.

ARTICLE II

ORGANIZATION; SHAREHOLDERS; BOARD

2.1.          Formation of Limited Liability Company.

The filing of the Certificate by the Organizational Member, as authorized person within the meaning of the LLC Act, is hereby ratified and confirmed, and the Organizational Member and any Person or Persons designated by the Board hereby are designated as authorized persons, within the meaning of the LLC Act, to execute, deliver, and file all certificates (and any amendments and/or restatements thereof, including any amendments and/or restatements of the Certificate) required or permitted by the LLC Act to be filed in the office of the Department of State of Puerto Rico. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the Commonwealth of Puerto Rico, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund. The Organizational Member or any officer of the Fund is also authorized to obtain on behalf of the Fund an Employer Identification Number from the Internal Revenue Service, EDGAR access codes from the Securities and Exchange Commission, and a CUSIP identifier from CUSIP Global Services.

2.2.           Name.

The name of the Fund shall be “Popular U.S. Government Money Market Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the LLC Act. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3.           Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the Commonwealth of Puerto Rico and the Company itself shall be the registered agent at such registered office for service of process in the Commonwealth of Puerto Rico, unless a different registered office or agent is designated from time to time by the Board in accordance with the LLC Act.

2.4.           Business of the Fund.

The purpose and business of the Fund shall be to act as an open-investment company registered under the 1940 Act and to do any and all acts and things which may be necessary, advisable or incidental to the foregoing, the promotion or conduct of the business of the Fund or the maintenance and improvement of its property and any other lawful act or activity for which limited liability companies may be formed pursuant to the LLC Act consistent with this Agreement.

2.5.           The Board.

(a)               The Organizational Member hereby designates those Persons listed on Schedule I, who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors, to serve as Directors on the initial Board. From time to time, the Board may fix the number of Directors or fill vacancies in the Directors, including vacancies arising from an increase in the number of Directors, or remove Directors with or without cause. Each Director shall serve during the continued lifetime of the Fund until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Shareholders called for the purpose of electing Directors and until the election and qualification of his or her successor. At any meeting called for the purpose, a Director may be removed by vote of the holders of two-thirds (2/3) of the outstanding Shares. Any Director may resign at any time by written instrument signed by him or her and delivered to any officer of the Fund or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Fund or otherwise authorized by the Board, no Director resigning and no Director removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. The Shareholders may elect Directors at any meeting of Shareholders called by the Board for that purpose and to the extent required by applicable law, including paragraphs (a) and (b) of Section 16 of the 1940 Act. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)               If no Director remains, the Adviser shall promptly call a meeting of the Shareholders, to be held within sixty (60) days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing one or more Directors. If the Shareholders, voting pursuant to the provisions of Section 3.3, shall determine at such meeting not to continue the business of the Fund or if one or more Directors is not elected within sixty (60) days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.6.           Shareholders.

The interests in the Fund shall at all times be divided into an unlimited number of Shares, without par value. Each Shareholder shall have the voting rights provided in Section 5.1 hereof with respect to all of such Shareholder’s Shares, and Shareholders shall be entitled to receive distributions, when and as declared, with respect to their Shares in the manner provided in Section 5.1 hereof. No Share shall have any priority or preference over any other Share of a Shareholder of the same Class with respect to dividends or distributions upon termination of the Company or of such Class made pursuant to Section 6.1 hereof except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any Classes of Shares. Any distribution to the Shareholders of a particular Class of Shares shall be made to such Shareholders pro rata in proportion to the number of Shares of such Class held by each of them. All distributions shall be made ratably among all Shareholders of a particular Class from the assets belonging to such Class according to the number of Shares held of record by such Shareholders on the record date for any distribution or on the date of termination, as the case may be, except to the extent otherwise required or permitted by the preferences and special or relative rights and privileges of any Classes of Shares.

2.7.           Reserved.

2.8.            Both Directors, the Adviser, and Shareholders.

A Person may at the same time be a Director and a Shareholder, in which event such Person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the LLC Act.

2.9.           Limited Liability.

Except as otherwise provided under applicable law, none of the Shareholders nor Directors, nor, except to the extent provided in Section 3.6 hereof and in the Investment Advisory Agreement, the Adviser, shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the Shares of such Shareholder, plus such Shareholder’s share of undistributed profits and assets, except that a Shareholder may be obligated to repay any funds wrongfully distributed to such Shareholder.

ARTICLE III

MANAGEMENT

3.1.           Management and Control.

(a)               The management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of “managers” under the LLC Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. Except to the extent otherwise expressly provided in this Agreement, (i) each Director shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Puerto Rico corporation; and (ii) each Independent Director shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a open-end management investment company registered under the 1940 Act that is organized as a Puerto Rico corporation who is not an “interested person” of such company as such term is defined in the 1940 Act. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund, and the Adviser and the Adviser shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Shareholders or the Fund is dissolved in accordance with Section 6.1 hereof.

(b)               The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)               Shareholders shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power, or authority to act for or bind the Fund. Shareholders shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or, subject to the terms of this Agreement, as otherwise required in the LLC Act.

(d)               The Board may delegate to any Person any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2.           Actions by the Board.

(a)               Unless provided otherwise in this Agreement or a higher or additional standard (e.g. approval by a majority of the Independent Directors) is required by the 1940 Act, any act to be taken by the Board may be taken: (i) by the affirmative vote of a majority of the Directors present at a meeting duly called at which a quorum of the Directors shall be present (in person or by telephone); or (ii) by consent, given in writing or by Electronic Transmission, of a majority of the Directors without a meeting.

(b)              The Board may designate from time to time a Chairman who shall preside at all meetings. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time, and place of such meeting at least twenty-four (24) hours in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a waiver of notice, given in writing or by Electronic Transmission, with respect to the meeting. Directors may attend and participate in any meeting by conference telephone or other communications equipment which permits all Directors participating in the meeting to hear each other. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)               The Board may designate from time to time agents of the Fund who shall have the same powers and duties to act on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Puerto Rico corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund. The Persons listed on Schedule I are hereby designated as the initial officers of the Fund. Additional or successor officers of the Fund shall be chosen by the Board and shall consist of at least a President and a Secretary.

3.3.           Meetings of Shareholders.

(a)               Actions requiring the vote of the Shareholders may be taken at any duly constituted meeting of the Shareholders at which a quorum is present. Except as otherwise provided in Section 2.6(b) hereof, meetings of the Shareholders may be called by the Board or by Shareholders holding one-third (1/3) of the total number of votes eligible to be cast by all Shareholders, and may be held at such time, date, and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Shareholder entitled to vote at the meeting at least seven (7) days prior to such meeting. Failure to receive notice of a meeting on the part of any Shareholder shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Shareholders at a meeting. The presence in person or by proxy of Shareholders holding one-third (1/3) of the total number of votes eligible to be cast by all Shareholders as of the record date shall constitute a quorum at any meeting. Any meeting of Shareholders may, by action of a Director or the President of the Fund, be adjourned from time to time with respect to one or more matters to be considered at such meeting, whether or not a quorum is present with respect to such matter, and any adjourned session or sessions may be held, any time after the date set for the original meeting, without the necessity of further notice; upon motion of a Director or the President of the Fund, the question of adjournment may be (but is not required by this Agreement to be) submitted to a vote of the Shareholders, and in that case, any adjournment with respect to one or more matters must be approved by the vote of a majority of the votes cast in person or by proxy at the meeting with respect to the matter or matters adjourned, whether or not a quorum is present with respect to such matter or matters, and, if approved, such adjournment shall take place without the necessity of further notice. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Shareholders shall be elected as Directors, and (ii) all other actions of the Shareholders taken at a meeting shall require the affirmative vote of Shareholders holding a majority of the total number of votes eligible to be cast by those Shareholders who are present in person or by proxy at such meeting. Subject to the voting powers of one or more Classes of Shares as set forth elsewhere in this Agreement, the Shareholders shall have power to vote only (i) for the election of the Board, (ii) subject to Section 8.6 hereof, to the same extent as a member of a Puerto Rico limited liability company as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Fund or the Shareholders, and (iii) with respect to such additional matters relating to the Fund as may be required by this Agreement, or any registration of the Fund with the Securities and Exchange Commission (or any successor agency) or any state, or as the Board may consider necessary or desirable.

(b)               On each matter submitted to a vote of Shareholders, unless the Board determines otherwise, all Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which the Board determines that a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote as determined by the Board in its sole discretion.

(c)               Subject to Section 3.3(b) above, each Shareholder as of the record date for a meeting of Shareholders shall be entitled to cast at such meeting one (1) vote with respect to each Share held by the Shareholder, as of the record date (and a proportionate fractional vote in the case of a fractional Share). The Board shall establish a record date not less than ten (10) nor more than ninety (90) days prior to the date of any meeting of Shareholders to determine eligibility to vote at such meeting and the number of votes which each Shareholder will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Shareholder entitled to vote at the Meeting and the number of votes that each Shareholder will be entitled to cast at the meeting.

(d)               A Shareholder may vote at any meeting of Shareholders by a proxy properly given in writing or by Electronic Transmission or by any other means permitted by applicable law by the Shareholder and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Shareholder giving the proxy by a later writing or Electronic Transmission or by any other means permitted by applicable law delivered to the Fund at any time prior to exercise of the proxy, or if the Shareholder giving the proxy shall be present at the meeting and decide to vote in person. Any action of the Shareholders that is permitted to be taken at a meeting of the Shareholders may be taken without a meeting if consents in writing or by Electronic Transmission are signed by Shareholders holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4.           Other Activities of Shareholders, Directors and the Adviser.

(a)               None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)               The Adviser and any Shareholder, officer of the Fund, Director, or Affiliates of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and investment funds, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Shareholder shall have any rights in or to such activities of the Adviser or any other Shareholder, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. No such Person shall be liable to the Fund or any Shareholders for breach of any fiduciary or other duty by reason of the fact that such Person takes any such action or pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.5.            Duty of Care.

(a)               The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Shareholders for any loss or damage occasioned by any act or omission in the performance of such Person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Person’s duties hereunder.

(b)               A Shareholder not in breach of any obligation hereunder or under any agreement pursuant to which the Shareholder subscribed for a Share shall be liable to the Fund, any other Shareholder or third parties only as required by applicable law or otherwise provided in this Agreement.

3.6.            Indemnification.

(a)               To the fullest extent permitted by law, the Fund shall, subject to Section 3.6(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), each officer of the Fund, the Adviser, each officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, an officer of the Fund, the Adviser, any officer, director, member, partner, principal, employee or agent of the Adviser or any of their respective affiliates, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.6 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.6 to the fullest extent permitted by law.

(b)               Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.6(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)               As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.6(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)               Any indemnification or advancement of expenses made pursuant to this Section 3.6 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.6 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.6 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.6. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.6, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.6 shall be on the Fund (or any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e)               An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.6 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder nor the Adviser shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f)                The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.6 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, a Director, the Adviser, or other Person.

3.7.            Fees, Expenses and Reimbursement.

(a)               The Board is authorized to pay or cause to be paid out of the principal or income of the Fund, or partly out of principal and partly out of income, as it deems fair, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Fund, or in connection with the management thereof, including but not limited to, the Board’s compensation and such expenses and charges for the services of the Fund’s officers, employees, investment adviser or Directors, principal underwriter, auditor, counsel, custodian, transfer agent, shareholder servicing agent, and such other agents or independent contractors and such other expenses and charges as the Board may deem necessary or proper to incur.

(b)               The Board shall have the power, as frequently as it may determine, to cause each Shareholder, or each Shareholder of any particular Class, to pay directly, in advance or arrears, for charges of the Fund’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Board, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

(c)               The Fund from time to time, alone or in conjunction with other accounts for which the Adviser or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.8.           Liabilities and Duties.

To the fullest extent permitted by applicable law, the Shareholders agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Shareholder, officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Shareholder, officer of the Fund, Director or other Person.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER

4.1.           Termination of Status of the Adviser.

The status of the Adviser as investment adviser to the Fund shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such Person, effective as of the date of such termination.

4.2.           Redemptions and Repurchases.

The Fund shall purchase such Shares as may be offered by any Shareholder for redemption, upon the presentation of a proper instrument of transfer together with a request directed to the Fund or a person designated by the Fund that the Fund purchase such Shares or in accordance with such other procedures for redemption as the Board of Directors may from time to time authorize; and the Fund will pay therefor the net asset value thereof, as determined in accordance with the 1940 Act and the rules of the Commission. Payment for said Shares shall be made by the Fund to the Shareholder within (7) seven days after the date on which the request is made or in accordance with such other procedures, consistent with the 1940 Act and the rules of the Commission, as the Trustees may from time to time authorize. The obligation set forth in this Section 4 is subject to the provision that in the event that at any time the New York Stock Exchange (the “Exchange”) is closed for other than weekends or holidays, or if permitted by the rules of the Commission during periods when trading on the Exchange is restricted or during any emergency which makes it impracticable for the Fund to dispose of the investments or to determine fairly the value of the net assets or during any other period permitted by order of the Commission for the protection of investors, such obligations may be suspended or postponed by the Board. The Fund may also purchase or repurchase Shares at a price not exceeding the net asset value of such Shares in effect when the purchase or repurchase or any contract to purchase or repurchase is made.

The redemption price may in any case or cases be paid wholly or partly in kind if the Board of Directors determine that such payment is advisable in the interests of the remaining Shareholders of the Class of the Shares of which are being redeemed. In making any such payment wholly or partly in kind, the Fund shall, so far as may be practicable, deliver assets which approximate the diversification of all of the assets belonging at the time to the Shares of the Class which are being redeemed. Subject to the foregoing, the fair value, selection and quantity of securities or other property so paid or delivered as all or part of the redemption price may be determined by or under authority of the Board. In no case shall the Fund be liable for any delay of any corporation or other person in transferring securities selected for delivery as all or part of any payment in kind.

4.3.           Redemptions at the Option of the Fund.

The Fund shall have the right at its option and at any time to redeem Shares of any Shareholder at the net asset value thereof as described in Section 7.2: (i) if at such time such Shareholder owns Shares having an aggregate net asset value of less than an amount determined from time to time by the Board of Directors; or (ii) to the extent that such Shareholder owns Shares equal to or in excess of a percentage determined from time to time by the Board of (a) the outstanding Shares of the Fund or (b) the Shares of any Class.

ARTICLE V

SHARES

5.1.            Shares.

(a)               The limited liability company interests in the Fund shall be divided into such transferable Shares of one or more separate and distinct Classes of Shares as the Board, in its sole discretion and without Shareholder approval, from time to time create and establish. The Board shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of the Shareholders of any Class of the Fund (i) to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes, which may be superior to the preferences, voting powers, rights and privileges of any existing class, as the Board may from time to time determine; (ii) to divide or combine the Shares or any Classes into a greater or lesser number, provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Shareholder or other holder of Shares or in any way affect the rights of Shares; (iii) to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time; and (iv) to take such other action with respect to the Shares as the Board may deem desirable, including, but not limited to, suspending the offering of the Shares. Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share of a particular Class shall be equal with respect to net asset value per Share of that Class as against each other Share of that Class. The rights attaching to all Shares of a particular Class shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation) and voting rights. Unless another time is specified by the Board, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution;

(b)               The number of the Fund’s authorized Shares of each Class and the number of Shares that may be issued is unlimited, and, subject to Section 2.6 hereof and Section 5.1(k) hereof, the Board may issue Shares of each Class for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a dividend in Shares or a split of Shares), or may reduce the number of issued Shares in proportion to the relative net asset value of the Shares then outstanding, all without action or approval of the Shareholders. All Shares when so issued on the terms determined by the Board shall be fully paid and non-assessable;

(c)                All references to Shares in this Agreement shall be deemed to be Shares of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires;

(d)               Any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such Person is interested may acquire, own, and dispose of Shares of the Fund to the same extent as if such Person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Shares from any such Person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally;

(e)                Shares shall not be represented by certificates, but only by notation on the Share records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Share records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Shares and as to the number of Shares of each Class held from time to time by each such Person;

(f)                All consideration received by the Fund for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Shareholder or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund;

(g)               The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Shareholder or holder of Shares and shall be so recorded upon the books of account of the Fund;

(h)               Dividends and distributions on Shares may be paid to the Shareholders with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund and for any reasonable reserves as determined by the Board in its sole discretion. All dividends and distributions on Shares shall be distributed pro rata to the Shareholders or other holders of Shares in proportion to the number of Shares held by such Persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder’s purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure. Dividends and distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Shareholder or other holder of Shares of the mode of the making of such dividend or distribution to that Person. Any dividend or distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 7.2 hereof. Notwithstanding anything in this Agreement to the contrary, the Board may at any time declare and distribute a dividend of Shares or other property pro rata among the Shareholders or other holders of Shares at the date and time of record established for the payment of such dividends or distributions;

(i)                Notwithstanding anything to the contrary contained herein, none of the Directors or the Shareholders, nor any other Person on behalf of the Fund, shall make a distribution to the Shareholders on account of their interest in the Fund if such distribution would violate Article 19.41 of the LLC Act or any other applicable law;

(j)                 The Board, subject to Section 2.7 hereof, may accept investments in the Fund by way of Share purchase, from such Persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.2 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other Person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms;

(k)               Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Fund. Fractions of Shares shall be calculated to three decimal points.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1.            Dissolution.

(a)               The Fund shall be dissolved at any time there are no Shareholders, unless the Fund is continued in accordance with the LLC Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)	by a vote of the holders of at least 50% of the Shares entitled to vote;

(3)	as required by operation of law.

Except as provided above, Shareholders shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2.            Liquidation of Assets.

(a)               Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Shareholders holding a majority of the total number of votes eligible to be cast by all Shareholders shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation shall, subject to the LLC Act, be distributed in the following manner:

(1)	payments in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Shareholders, up to and including the date that distribution of the Fund’s assets to the Shareholders has been completed, shall first be paid on a pro rata basis;

(2)	such debts and liabilities as are owing to current or former Shareholders who hold non-interest bearing promissory notes of the Fund as a result of having previously tendered their Shares to the Fund for repurchase shall be paid next in their order of seniority and on a pro rata basis,

(3)	such debts, liabilities or obligations as are owing to the Shareholders shall be paid next in their order of seniority and on a pro rata basis; and

(4)	the Shareholders shall be paid next, on a pro rata basis, in proportion to the relative number of Shares held by such Person

(b)               Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

ARTICLE VII

ACCOUNTING, VALUATIONS AND WITHHOLDING

7.1.           Accounting and Reports.

(a)               The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)               Except as required by the 1940 Act, no Shareholder shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Shareholder or former Shareholder or about the affairs of the Fund. To the fullest extent permitted by Article 19.20 of the LLC Act, each Shareholder agrees that its right to receive information from the Fund with respect to its interest in the Fund is restricted to only those rights to information set forth in this Agreement. No act of the Fund, the Adviser, or any other Person that results in a Shareholder being furnished any such information shall confer on such Shareholder or any other Shareholder the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(b).

7.2.            Valuation of Assets.

(a)               Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board. Assets of the Fund invested in Investment Funds shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)               The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Shareholders and all parties claiming through or under them.

7.3.            Withholding.

(a)               The Board may withhold and pay over to the Puerto Rico Department of Treasury or Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Shareholder to the extent required by the PR Code, the Code or any other applicable law.

(b)               For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Shareholder shall be deemed to be a distribution or payment to such Shareholder, reducing the amount otherwise distributable to such Shareholder pursuant to this Agreement.

(c)               The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Shareholder that may be eligible for such reduction or exemption. To the extent that a Shareholder claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Shareholder shall furnish the Board with such information and forms as such Shareholder may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Unless prohibited by applicable law (and then only to the extent so prohibited), each Shareholder represents and warrants that any such information and forms furnished by such Shareholder shall be true and accurate and agrees to indemnify the Fund and each of the Shareholders from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1.           Amendment of Limited Liability Company Agreement.

(a)               Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act); and (ii) if required by the 1940 Act, the approval of the Shareholders by such vote as is required by the 1940 Act.

The Board shall give written notice of any proposed amendment to this Agreement (other than any amendment that is ministerial in nature, is reasonably necessary to effect compliance with any applicable law or regulation or to cure any ambiguity, or is reasonably necessary to correct or supplement any provision hereof which may be inconsistent with any other provision hereof) to each Shareholder, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Shareholder upon request.

8.2.           Special Power of Attorney.

(a)               Each Shareholder hereby irrevocably makes, constitutes and appoints each of the Directors, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Shareholder, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the LLC Act; and

(3)	all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the Commonwealth of Puerto Rico or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the LLC Act.

8.3.           Notices.

Notices which may be or are required to be provided under this Agreement shall be made, if to a Shareholder, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or by Electronic Transmission, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Shareholder, and to each of the Shareholders in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, Electronic Transmission (including e-mail), commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4.           Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives.

8.5.           Applicability of 1940 Act.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act that affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Shareholders. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act.

8.6.           Choice of Law; Derivative and Direct Claims.

(a)               Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed under the laws of the Commonwealth of Puerto Rico, including the LLC Act, without regard to the conflict of law principles of the Commonwealth of Puerto Rico.

(b)               No Shareholder shall commence any proceeding on behalf or for the benefit of the Fund until (i) a written demand has been made upon the Fund to take suitable action, and (ii) 90 days have elapsed from the date the demand was made, or, if the decision whether to reject such demand has been duly submitted to a vote of the Shareholders, 120 days have elapsed from the date the demand was made, unless in either case the Shareholder has earlier been notified that the demand has been rejected. Such demand shall be mailed to the Secretary of the Fund at the Fund’s principal office and shall set forth with particularity the nature of the proposed proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. In its sole discretion, the Board may submit the matter to a vote of Shareholders of the Fund or any Class, as appropriate. Any decision by the Board to bring, maintain or settle (or not to bring, maintain or settle) such proceeding, or to vindicate (or not vindicate) any claim on behalf or for the benefit of the Fund, or to submit the matter to a vote of Shareholders, shall be made by a majority of the Independent Directors in their sole business judgment and shall be binding upon the Shareholders, and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand. The Fund shall advise the Shareholder submitting such demand whether it requires additional reasonable time within which to conduct an inquiry into the allegations made in the demand. Any Independent Director acting in connection with any demand or any proceeding relating to a claim on behalf or for the benefit of the Fund shall be deemed to be independent and disinterested with respect to such demand, proceeding or claim.

(c)               No class of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Fund or the Directors predicated upon an express or implied right of action under this Agreement or the 1940 Act, nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to an alleged injury, have the right to bring such an action, unless the class of Shareholders or single Shareholder has obtained authorization from a majority of the Independent Directors to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Directors. A request for authorization shall be mailed to the Secretary of the Fund at the Fund’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the class of Shareholders or single Shareholder to support the allegations made in the request. The Board shall consider such request within 90 days after its receipt by the Fund. In its sole discretion, the Board may submit the matter to a vote of Shareholders of the Fund. Any decision by a majority of the Independent Directors to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the class of Shareholders or single Shareholder seeking authorization.

8.7.           Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Shareholders, the Adviser, officers of the Fund, Directors, and the Fund. This Agreement is not intended for the benefit of non-Shareholder creditors and no rights are granted to non-Shareholder creditors under this Agreement (except as provided in Section 3.6).

8.8.            Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9.            Merger and Consolidation.

Unless otherwise required by applicable law, notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the LLC Act or other business entities pursuant to an agreement of merger or consolidation which has been approved by the Board, without the consent of any Shareholder or Person being required.

8.10.        Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

8.11.        Confidentiality.

(a)               Each Shareholder covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Shareholder (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion, it being understood and agreed that the foregoing provision is not applicable to the Fund.

(b)               Each Shareholder recognizes that in the event that this Section 8.11 is breached by any Shareholder or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Shareholders and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Shareholders and the Fund may be entitled, such Shareholders also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c)               Notwithstanding anything to the contrary in this Agreement, the Fund, the Board, and the Adviser shall each have the right to keep confidential from the Shareholders for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

8.12.        Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Shareholder agrees that it is the intention of the Shareholders that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.13.        Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal income tax return in compliance with Section 6012 of the Code, to the extent applicable, and any required state and local income tax and information returns, including under the PR Code, for each tax year of the Fund.

8.14.        Tax Election.

Any officer, Director, or Shareholder (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. Federal and Commonwealth of Puerto Rico tax purposes.

8.15.        Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto including, but not limited to, the Original Agreement.

8.16.        Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Shareholders, or (ii)  in its “good faith” or under another express standard, then such Person shall act under such express standard.

8.17.        Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.18.        Effectiveness.

Pursuant to Section Article 19.12 of the LLC Act, this Agreement shall be effective as of the time of the filing of the Certificate.

[Signature Page Follows]

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS
AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE
CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

POPULAR ASSET MANAGER LLC

By:	/s/ Javier Rubio
Name: Javier Rubio
Title: President

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

By:	/s/ Enrique Vila del Corral
Name: Enrique Vila del Corral
Title: Director

By:	/s/ Jorge Vallejo
Name: Jorge Vallejo
Title: Director

By:	/s/ Carlos Pérez
Name: Carlos Pérez
Title: Director

Schedule I

Board of Directors

Name	Title
Enrique Vila del Corral	Director
Jorge Vallejo	Director
Carlos Pérez	Director

Officers

Name	Title
Javier Rubio	President
James Gallo	Treasurer
Manuel Rodríguez-Boissén	Secretary